Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Aaron Palash	Dean Sterrett
(212) 355-4449 ext. 8603	(212) 355-4449 ext. 8689
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

THIRD QUARTER OF FISCAL YEAR 2025 FINANCIAL RESULTS

Net Sales Increased 22.8% and Gross Profit Increased 61.2%

in Third Quarter of Fiscal 2025 Compared to Prior Year

Roanoke, Va., September 11, 2025 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its third quarter of fiscal year 2025 ended July 31, 2025, reporting substantial year-over-year growth in net sales and gross profit for both the third quarter and the first nine months of fiscal year 2025.

Third Quarter 2025 Financial Results

Consolidated net sales for the third quarter of fiscal year 2025 increased 22.8% to $19.9 million, compared to $16.2 million for the same period in the prior year. OCC experienced an increase in net sales in both its enterprise and specialty markets during the third quarter of fiscal year 2025, compared to the third quarter of fiscal year 2024. The Company continues to see general market improvement, including strengthening in OCC’s military and severe duty markets.

Net sales to customers in the United States increased 22.0% and net sales to customers outside of the United States increased 26.2% in the third quarter of fiscal year 2025, compared to the same period last year.

Optical Cable Corp. – Third Quarter 2025 Earnings Release

Sequentially, OCC’s net sales increased 13.5% during the third quarter of fiscal year 2025, compared to net sales of $17.5 million for the second quarter of fiscal 2025.

At the end of the third quarter of fiscal year 2025, the Company’s sales order backlog/forward load was $7.1 million compared to $7.2 million as of April 30, 2025, $6.6 million as of January 31, 2025 and $5.7 million as of October 31, 2024.

Gross profit increased 61.2%, or $2.4 million, to $6.3 million in the third quarter of fiscal year 2025, compared to $3.9 million for the same period in fiscal year 2024, benefiting from production efficiencies driven by increased volumes and the related positive impact of OCC’s operating leverage. This operating leverage positively impacted the Company’s gross profit margin during both the third quarter and first nine months of fiscal year 2025, when compared to the same periods last year.

Sequentially, gross profit increased 18.5% during the third quarter of fiscal 2025, compared to $5.3 million for the second quarter of fiscal 2025.

Gross profit margin, or gross profit as a percentage of net sales, increased to 31.7% in the third quarter of fiscal year 2025, compared to 24.2% in the third quarter of fiscal year 2024 and 30.4% for the second quarter of fiscal year 2025.

SG&A expenses increased to $5.7 million in the third quarter of fiscal year 2025, or 9.5%, compared to $5.2 million for the third quarter of fiscal year 2024, primarily due to increases in employee and contracted sales personnel-related costs and shipping costs associated with net sales growth.

For the third quarter of fiscal year 2025, OCC recorded net income of $302,000, or $0.04 per basic and diluted share, compared to a net loss of $1.6 million, or $0.20 per basic and diluted share, for the third quarter of fiscal year 2024.

Fiscal Year-to-Date 2025 Financial Results

Consolidated net sales for the first nine months of fiscal year 2025 increased 12.8% to $53.2 million, compared to net sales of $47.2 million for the first nine months of fiscal year 2024, with sales increases in both the Company’s enterprise and specialty markets.

Net sales to customers in the United States increased 9.8% and net sales to customers outside of the United States increased 24.9% in the first nine months of fiscal year 2025, compared to the same period last year.

Net sales for the first nine months of fiscal year 2025 were positively impacted by general market improvements, including particular strength in OCC’s military and severe duty markets.

OCC reported an increase in gross profit of 39.5% to $16.3 million in the first nine months of fiscal year 2025, compared to gross profit of $11.7 million in the first nine months of fiscal year 2024. Gross profit margin increased to 30.6% in the first nine months of fiscal year 2025, compared to 24.7% for the same period in fiscal year 2024.

Optical Cable Corp. – Third Quarter 2025 Earnings Release

SG&A expenses increased to $16.9 million, or 8.2%, during the first nine months of fiscal year 2025, compared to $15.7 million for the first nine months of fiscal year 2024, primarily resulting from increases in employee and contracted sales personnel-related costs and shipping costs.

OCC recorded a net loss of $1.5 million, or $0.19 per basic and diluted share, for the first nine months of fiscal year 2025, compared to a net loss of $4.6 million, or $0.59 per basic and diluted share, for the first nine months of fiscal year 2024.

Strategic Collaboration and Investment

On July 7, 2025, Optical Cable Corporation and Lightera, LLC (“Lightera”) announced a strategic collaboration agreement to expand product offerings and solutions to the enterprise sector, the data center sector, as well as an expanded presence in other sectors. As part of this strategic collaboration, OCC and Lightera have combined portions of the product portfolios of both companies to deliver additional integrated cabling and connectivity solution offerings, which will include certain Lightera products being offered and sold by OCC.

In connection with this strategic collaboration, Lightera made an investment in OCC, purchasing shares of OCC common stock from the Company and Lightera holding 7.24% of the Company’s outstanding shares.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “This was a strong quarter for OCC. OCC delivered significant net sales growth and gross profit expansion during both the third quarter and first nine months of this fiscal year—capturing additional opportunities as demand for our products increased in many of our markets. We also continued to see the benefits of OCC’s significant operating leverage during the third quarter, as our 22.8% year-over-year increase in net sales drove gross profit growth of 61.2%. The OCC team is executing well against our long-term growth strategy. Further, we anticipate our strategic collaboration with Lightera will provide additional growth opportunities for OCC. Looking ahead, we are confident that OCC continues to be well positioned in our markets to capture growth opportunities through the fiscal year and beyond as we remain focused on creating shareholder value.”

Conference Call Information

As previously announced, OCC will host a conference call today, September 11, 2025, at 4:15 p.m. Eastern Time. Individuals wishing to participate in the conference call should call (800) 274-8461in the U.S. or (203) 518-9814 internationally, Conference ID: OCCQ325. For interested individuals unable to join the call, a replay will be available through Thursday, September 18, 2025, by dialing (800) 934-8233 or (402) 220-6991. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Optical Cable Corp. – Third Quarter 2025 Earnings Release

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high-quality products which operate as a system solution or seamlessly integrate with other components.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Dallas facility is MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Third Quarter 2025 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,

	2025	2024	2025	2024

Net sales	$19,917	$16,222	$53,209	$47,188
Cost of goods sold	13,598	12,302	36,929	35,516

Gross profit	6,319	3,920	16,280	11,672

SG&A expenses	5,737	5,237	16,939	15,650
Royalty expense, net	7	7	20	20
Amortization of intangible assets	13	13	40	40

Income (loss) from operations	562	(1,337)	(719)	(4,038)

Interest expense, net	(260)	(301)	(772)	(881)
Gain on insurance proceeds, net	⸺	90	⸺	309
Other, net	4	(2)	19	47
Other income (expense), net	(256)	(213)	(753)	(525)

Income (loss) before income taxes	306	(1,550)	(1,472)	(4,563)

Income tax expense	4	7	31	21

Net income (loss)	$302	$(1,557)	$(1,503)	$(4,584)

Net income (loss) per share:
Basic and diluted	$0.04	$(0.20)	$(0.19)	$(0.59)

Weighted average shares outstanding:
Basic and diluted	8,395	7,739	7,901	7,753

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Optical Cable Corp. – Third Quarter 2025 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	July 31,	October 31,
	2025	2024
Cash	$421	$244
Trade accounts receivable, net	11,078	10,946
Inventories	18,697	18,725
Other current assets	492	685
Total current assets	30,688	30,600
Non-current assets	9,480	9,758
Total assets	$40,168	$40,358

Current liabilities	$16,959	$15,144
Non-current liabilities	1,777	4,372
Total liabilities	18,736	19,516
Redeemable common stock	3,202	⸺
Total shareholders’ equity	18,230	20,842
Total liabilities, redeemable common stock and shareholders’ equity	$40,168	$40,358

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